Exhibit 3.2

LIMITED LIABILITY COMPANY AGREEMENT

OF

SPARTAN MERGER SUB 2, LLC

This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Spartan Merger Sub 2, LLC, a Delaware limited liability company (the “Company”) is effective as of January 5, 2017 (the “Effective Date”).

ARTICLE 1

THE LIMITED LIABILITY COMPANY

1.1 Formation. The Company was formed as a Delaware limited liability company under the Delaware Limited Liability Company Act, as amended from time to time (the “Act”). To the full extent permitted by the Act, this Agreement shall control as to any conflict between this Agreement and the Act or as to any matter provided for in this Agreement that is also provided for in the Act.

1.2 Name. The name of the Company shall be Spartan Merger Sub 2, LLC. The Company may also conduct business at the same time under one or more fictitious names if the Manager (as defined in Section 2.1(a) below) determines that such is in the best interests of the Company. The Manager may change the name of the Company, from time to time, in accordance with applicable law.

1.3 Principal Place of Business; Other Places of Business. The location of the principal place of business of the Company shall be as determined by the Manager.

1.4 Business Purpose. The business of the Company shall be the conduct of any business or activity that may be lawfully conducted by a limited liability company organized pursuant to the Act.

1.5 Certificate of Formation/Filings. The Certificate of Formation of the Company was properly filed with the Secretary of State of the State of Delaware on January 5, 2017. In the future, the Company shall cause such further documents to be executed and shall take such further action as shall be appropriate or necessary to comply with the requirements of law for the organization or operation of a limited liability company in all jurisdictions in which the Company may conduct its business.

1.6 Designated Agent for Service of Process. The address of the registered office of the Company in the state of Delaware shall be c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, DE 19801, or such other place as may be designated from time to time by the Manager. The name of the registered agent for service of process on the Company in the State of Delaware at such address shall be The Corporation Trust Company, or such other person as may be designated from time to time by the Manager.

1.7 Sole Member. UnitedHealth Group Incorporated (“United”) is the Company’s sole member.

1.8 Capital Contributions. United may make capital contributions to the Company as it may determine are appropriate.

ARTICLE 2

MANAGEMENT

2.1 Management Rights.

(a) Delegation. Responsibility for the management of the business and affairs of the Company shall be vested in a manager (the “Manager”), who shall be appointed by the Member. The initial Manager shall be David S. Wichmann. It shall be the duty and responsibility of the Manager solely and exclusively to manage and control the business and affairs of the Company. The Manager may delegate its authorities and responsibilities for management of the business affairs of the Company to third parties, but such delegation shall not relieve the Manager of any of its obligations hereunder. In furtherance of this right of delegation, the Manager may appoint individuals with such titles as it may elect, including the titles of Chief Executive Officer, President, Vice President, Treasurer, Secretary, Assistant Treasurer, and Assistant Secretary, to act on behalf of the Company with such power and authority as the Manager may delegate in writing to such person; in furtherance of the foregoing, the Manager shall appoint the parties who shall initially manage the business of the Company. The Manager is hereby granted (i) the right, power and authority to do on behalf of the Company all things which, in its judgment, are necessary, proper or desirable to carry out the aforementioned duties and responsibilities, including but not limited to the right, power and authority from time to time to incur Company expenses; to employ and dismiss from employment any and all employees, agents, independent contractors, attorneys and accountants; to establish employee benefits plans; to enter into leases for real or personal property; to purchase equipment; and to manage all other aspects of running the business of the Company; and (ii) such other rights, powers and authorities of a manager as provided in the Act and as otherwise provide by law.

(b) No Management by other Members. Except as otherwise provided herein, no member of the Company, other than the Manager, shall take part in the management, or the operation or control of the business and affairs of the Company. Except as expressly delegated by the Manager, no other member of the Company shall be an agent of the Company or have any right, power or authority to transact any business in the name of the Company or to act for or on behalf of the Company.

(c) Actions Without a Meeting. Notwithstanding any provision contained in this Agreement, any action of the Manager may be taken by written consent without a meeting. Any such action taken by the Manager without a meeting shall be effective only if the written consent or consents are in writing, set forth the action so taken, and are signed by the Manager.

(d) Actions by the Manager. Documentation of all actions taken by the Manager shall, to the extent required, be kept in the books and records of the Company

2.2 Officers.

(a) The Manager may, from time to time, designate one or more persons to be officers of the Company (“Officers”). Any Officers so designated shall have such titles and authority and perform such duties as the Manager may, from time to time, delegate to them. If the title given to a particular Officer is one commonly used for officers of a business corporation, the assignment of such title shall constitute the delegation to such Officer of the authority and duties that are normally associated with that office, subject to any specific delegation of authority and duties made to such Officer, or restrictions placed thereon, by the Manager. Each Officer shall hold office until his or her successor is duly designated, until his or her death or until he or she resigns or is removed in the manner hereinafter provided. Any number of offices may be held by the same person. The salaries or other compensation, if any, of the Officers of the Company shall be fixed from time to time by the Manager.

(b) Any Officer may resign at any time by giving written notice thereof to the Manager. Any Officer may be removed, either with or without cause, by the Manager whenever in its judgment the best interests of the Company will be served thereby; provided, however, that such removal shall be without prejudice to the contract rights, if any, of the person so removed. Designation of an Officer shall not, by itself, create contract rights.

2.3 Duties. The Manager and each Officer shall carry out their respective duties in good faith, in a manner he, she or it believes to be in the best interests of the Company, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. The Manager and any Officer who so performs its duties shall not have any liability by reason of being or having been the Manager or an Officer of the Company. The Manager and the Officers shall devote such time to the business of the Company as they, in their discretion, deem necessary for the efficient carrying on of the Company’s business.

2.4 Reliance by Third Parties. No third party dealing with the Company shall be required to ascertain whether the Manager or an Officer is acting in accordance with the provisions of this Agreement. All third parties may rely on a document executed by any Officer as binding the Company.

2.5 Indemnification. The Company shall, to the fullest extent allowed by applicable law, indemnify, defend and hold harmless each person or entity who is or who has been the Manager, an Officer or employee of the Company (collectively, the “Indemnified Persons”) from and against and in respect of any and all claims arising from, relating to or associated with, any act or omission of such Indemnified Person within the scope of his, her or its authority in the course of the Company’s business taken in good faith and in a manner the Indemnified Person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable cause to believe that his, her or its conduct was unlawful, in each case regardless of whether any such claim results solely or in part from the active or passive or sole or contributory ordinary negligence of such Indemnified Person; provided, however, that such indemnification shall not extend to any amount of punitive damages or other damages attributable to the gross negligence or willful misconduct of any Indemnified Person; provided further, that with respect to claims brought by or on behalf of the Company, the Company shall not indemnify any Indemnified Person in respect of any and all claims for which such Indemnified Person is adjudged liable to the Company; provided further, that any indemnification under this Section 2.5 shall be made by the Company only as authorized in the specific case upon a determination by the Manager that indemnification of the present or former Manager, Officer or employee is proper in the circumstances because the Indemnified

Person has met the applicable standard of conduct set forth in this Section 2.5. Notwithstanding anything to the contrary contained in this Section 2.5 or elsewhere in this Agreement, the Company’s indemnification of the Indemnified Persons shall be only with respect to such loss, liability or damage that is not otherwise compensated by insurance carried for the benefit of the Company and shall be limited to the net assets of the Company as of the date the Company learns of the act or omission on which the claim is based, and no member of the company shall have any personal liability whatsoever on account thereof.

ARTICLE 3

MEMBER

3.1 Limited Liability. The liability of any member of the Company for the debts, obligations and liabilities of the Company shall be limited as provided by the Act.

ARTICLE 4

TERM

4.1 Events of Dissolution. The Company shall continue until dissolved by either of the following events:

(a) the written consent of the Manager; or

(b) any other event causing dissolution of a limited liability company under the Act.

4.2 Allocations and Distributions. All items of income, gain, loss, deduction and credit of the Company shall be allocated to United. The Manager may distribute cash in its discretion from time to time. All distributions shall be made to United.

ARTICLE 5

DISSOLUTION AND TERMINATION

5.1 Final Accounting. In case of the dissolution of the Company, a proper accounting shall be made from the date of the last previous accounting to the date of dissolution.

5.2 Liquidation. Upon the dissolution of the Company, a person selected by the Manager shall act as liquidator to wind up the Company. The liquidator shall have full power and authority to sell, assign and encumber any or all of the Company’s assets and to wind up and liquidate the affairs of the Company in an orderly and businesslike manner. All proceeds from liquidation shall be distributed in the following order of priority: (a) to the payment of debts and liabilities of the Company and the expenses of liquidation; (b) to the setting up of such reserves as the liquidator may reasonably deem necessary for any contingent liabilities of the Company; and (c) to United.

5.3 Articles of Dissolution. Upon the completion of the distribution of Company assets as provided in this Article 5, the Company shall be terminated and the person acting as liquidator shall file articles of dissolution and shall take such other actions as may be necessary to terminate the Company.

IN WITNESS WHEREOF, the Member has executed this Agreement effective as of the date first above written.

UNITEDHEALTH GROUP INCORPORATED

By:	/s/ David S. Wichmann
Name:	David S. Wichmann
Title:	President

[Signature Page to Limited Liability Company Agreement – Spartan Merger Sub 2, LLC]